January 21, 1997


Saturna Investment Trust
Holly Plaza
1300 North State Street
Bellington, Washington  98225-4730

     RE:  Rule 24f-2 Notice Filing

Gentlemen:

     In accordance with the registration of an indefinite number of units ("Units") registered by Saturna Investment Trust (the "Fund"), we have been asked to provide the opinion of counsel required to be filed by the Fund pursuant tot Rule 24f-2(b)(1)(v), to accompany the notice on Form 24f-2 (the "Notice") required to be filed by the Fund pursuant to Rule 24f-2, promulgated pursuant to Section 24(f) of the Investment Company Act of 1940, as amended. In rendering this opinion, we have examined such documents (including the audited financial statements of the Fund as of November 30, 1996), records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on the examination and investigation, it is our opinion that the Units which are the subject of the Notice have been validly issued, fully paid and are not liable to further assessments.

Very truly yours,


SOMMER & BARNARD, PC



cc:     Ms. Teresa K. Anderson